Exhibit 99.1

MATTRESS FIRM PROVIDES UPDATE

- Reiterates and Tightens Diluted Earnings Per Share Guidance Range for Second Fiscal Quarter -

-      Increases Full Fiscal Year 2012 Diluted Earnings Per Share Guidance -

HOUSTON, TX - July 16, 2012 (BUSINESSWIRE) — Mattress Firm Holding Corp. (NASDAQ: MFRM), a leading retailer of mattresses and accessories in the United States, announced that it is reaffirming and tightening its adjusted diluted earnings per share (EPS) range guidance for the second fiscal quarter ending July 31, 2012 to be $0.38 to $0.40 per share, or $0.27 to $0.29 on a GAAP basis, on revised anticipated net sales in the range of $260 million to $265 million. The Company is also raising its adjusted EPS range for the full fiscal year ending January 29, 2013, which is now expected to be $1.65 to $1.71, or $1.48 to $1.52 on a GAAP basis, on revised anticipated net sales in the range of $1.01 billion to $1.03 billion. The difference between adjusted and GAAP EPS solely reflects the costs related to the recent acquisition of Mattress Giant by the Company.  These acquisition costs remain consistent with the Company’s prior guidance.  Additionally, comparable-store sales for the full fiscal year ending January 29, 2013 are now expected to experience a percentage increase in the high single digits over the prior fiscal year.

Steve Stagner, Mattress Firm’s President and Chief Executive Officer, stated, “We are making significant progress integrating approximately 180 stores that we added in May 2012 from the recent acquisition of Mattress Giant and are pleased with the results in the acquired stores. This acquisition has accelerated our strategy of increasing relative market share in a number of key markets in Texas and Florida. Since January 2011 through the end of the first fiscal quarter ended May 1, 2012, we have opened or acquired approximately 340 stores (including the acquired Mattress Giant stores), representing approximately 58% growth in the Company’s store base.  We believe our ability to reaffirm and raise our earnings expectations in light of the downward pressures on sales experienced during the second fiscal quarter reflects our ability to positively impact our cash flows and earnings through our flexible operating model.  We are also pleased that sales during the key Memorial Day and July 4th holidays met the Company’s expectations.  We remain committed to executing on our growth strategies, which include continuing to selectively expand our store base in underpenetrated markets and providing our customers with great brands to drive our growth, further strengthening our position as the largest specialty bedding retailer in country.”

Revised Net Sales and Diluted Earnings per Share (EPS) Guidance:

	Prior Guidance Range	Updated Range
Second Fiscal Quarter Ending July 31, 2012
Net sales (in millions)	$270 to $275	$260 to $265
As Adjusted EPS	$0.35 to $0.40	$0.38 to $0.40
Acquisition-related Costs *	$0.09 to $0.11	$0.11
GAAP EPS	$0.26 to $0.29	$0.27 to $0.29
Full Fiscal Year Ending January 29, 2013
Net sales (in billions)	$1.03 to $1.06	$1.01 to $1.03
As Adjusted EPS	$1.63 to $1.69	$1.65 to $1.71
Acquisition-related Costs *	$0.17 to $0.19	$0.17 to $0.19
GAAP EPS	$1.46 to $1.50	$1.48 to $1.52

*                             Acquisition-related costs resulting from the May 2, 2012 acquisition of MGHC Holding Corporation, the parent company of Mattress Giant Corporation, consisting of direct transaction costs and integration costs, are included in results of operations and GAAP EPS as incurred. Such costs are added back in deriving “As Adjusted” EPS.  “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm

Houston-based Mattress Firm is one of the nation’s leading specialty bedding retailers, offering a broad selection of both traditional and specialty mattresses from leading manufacturers, including Sealy, Serta, Simmons, Stearns & Foster and Tempur-Pedic.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology;  however,  not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales and EPS for certain periods and our ability to mitigate the effects of lower sales through cost controls and operating efficiencies, to continue to successfully implement our operating model and to execute our growth strategies, are subject to various risks and uncertainties, including but not limited to downturns in the economy and a reduction in discretionary spending by consumers; our ability to profitably open and operate new stores; our relationship with our primary mattress suppliers; our dependence on a few key employees;  the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales;  our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our controlling stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under our most recent Annual Report on Form 10-K and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact: Brad Cohen, ir@mattressfirm.com, 713.343.3652

Media Contact: Sari Martin, mattressfirm@icrinc.com, 203.682.8345